Exhibit (a)(2)

ALLIANZ FUNDS MULTI-STRATEGY TRUST

AMENDMENT TO

THE AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of Allianz Funds Multi-Strategy Trust (the “Trust”), hereby amend the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

1.	The first sentence of Section 1 of Article I of the Declaration of Trust is hereby amended to read in its entirety as follows:

“Name. This Trust shall be known as “Virtus Strategy Trust”, and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.”

2.	The first sentence of Section 7 of Article IV of the Declaration of Trust is hereby amended to read in its entirety as follows:

“The principal address of the Trustees is c/o Virtus Funds, One Financial Plaza, Hartford, CT 06103.”

3.	The first sentence of Section 9 of Article IX of the Declaration of Trust is hereby amended to read in its entirety as follows:

“The principal address of the Trust is 101 Munson Street, Suite 104, Greenfield, Massachusetts 01301.”

The foregoing amendment shall be effective as of the 1st day of February, 2021.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Declaration of the Trust as of the 28th day of January, 2021.

/s/ Sarah E. Cogan	/s/ Deborah A. DeCotis
Sarah E. Cogan	Deborah A. DeCotis

/s/ F. Ford Drummond	/s/ Erick. R. Holt
F. Ford Drummond	Erick. R. Holt

/s/ Hans W. Kertess	/s/ James S. MacLeod
Hans W. Kertess	James S. MacLeod

/s/ William B. Ogden, IV	/s/ Alan Rappaport
William B. Ogden, IV	Alan Rappaport

/s/ Davey S. Scoon	/s/ Thomas J. Fuccillo
Davey S. Scoon	Thomas J. Fuccillo